NEWS BRIEF

FOR IMMEDIATE RELEASE

CONTACTS:   INVESTORS                                    NEWS MEDIA
            Peter Kilbinger Hansen, President            John Henderson
            Trinitech Systems, Inc.                      Rubenstein Associates
            Tel:  (203) 425-8000                         Tel:  (212) 843-8054

         TRINITECH SYSTEMS, INC. ANNOUNCES PRIVATE PLACEMENT AND HIRING
                                   OF NEW CFO

STAMFORD, CT, December 3, 1998: TRINITECH SYSTEMS, INC. (AMEX: TSI) announced today that it has completed the private sale of 600,000 shares of its common stock. The $6.00 per share price was approximately 90% of the market price during the period when the sales were being solicited and purchase orders received.

TSI had used working capital and reserves in developing and installing its NYFIX Network, which is now in place. The proceeds from the sale will be used principally to replenish working capital and reserves and to enhance the financial strength of the Company. It is anticipated that future capital needs will be filled through internally generated cash flow.

Trinitech is pleased to announce that it has hired a new Chief Financial Officer, Richard A. Castillo, who the Company believes will expand the role of CFO within Trinitech. Mr. Castillo has held positions in long-term financial management roles involving business analysis and operations responsibility. Most recently, Mr. Castillo's ten year tenure with American Airlines in addition to budgetary responsibilities, directly involved significant logistical and operational responsibility. Prior to that, Mr. Castillo spent six years with Datapoint, a pioneer in networking technology. "We are expecting continuous growth and expansion of our NYFIX operation. We need a CFO with a clear, "hands-on" approach to work proactively with our engineering, network and sales groups in understanding and contributing to a well planned, controlled and cost-effective growth," commented Peter Kilbinger Hansen, Trinitech's President and Chief Executive Officer. Mr. Castillo is a Certified Public Accountant and earned an MBA from the University of Texas. Mr. Castillo replaces Kevin Cassidy, the Company's former CFO, with whom the Company parted on amicable terms.

TRINITECH SYSTEMS, INC. (AMEX: TSI) develops and markets advanced electronic trading systems to brokerage firms, international banks and global exchanges trading in equities, futures & options, and currencies. The Company's NYFIX Network, a combined FIX and Exchange Access Network, enables users to electronically communicate trade data among

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the buy-side, sell-side, and exchange floor environments.  The Company's goal is to become the leading provider of real-time electronic trade entry and routing systems to the global financial services industry. Trinitech is headquartered in Stamford, Connecticut and maintains operations in New York, Chicago, and London.


THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHICH ARE INTENDED TO BE COVERED BY THE SAFE HARBORS CREATED THEREBY. INVESTORS ARE CAUTIONED THAT ALL
FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTY, INCLUDING WITHOUT LIMITATION, THE ABILITY OF THE COMPANY TO MARKET AND DEVELOP ITS PRODUCTS. ALTHOUGH THE COMPANY BELIEVES THAT THE ASSUMPTIONS UNDERLYING THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN ARE REASONABLE, ANY OF THE ASSUMPTIONS COULD BE INACCURATE, AND THEREFORE, THERE CAN BE NO ASSURANCE THAT THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PRESS RELEASE WILL PROVE TO BE ACCURATE. IN LIGHT OF THE SIGNIFICANT UNCERTAINTIES INHERENT IN THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN, THE INCLUSION OF SUCH INFORMATION SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY OR ANY OTHER PERSON THAT THE OBJECTIVES AND PLANS OF THE COMPANY WILL BE ACHIEVED.

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